EXHIBIT 23.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-121304 of American Home Mortgage Investment Corp. on Form S-3 and Registration Statement No. 333-109899 of American Home Mortgage Holdings, Inc. on Form S-8 of our reports dated March 15, 2006, relating to the financial statements of American Home Mortgage Investment Corp. and management's report of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Home Mortgage Investment Corp. for the year ended December 31, 2005.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 15, 2006